Exhibit 99.1

Contact Information:
January 16, 2009	Todd A. Adams
Senior Vice President & Chief Financial Officer
For Immediate Release	414-643-3000

REXNORD ANNOUNCES AGREEMENT TO ACQUIRE FONTAINE-ALLIANCE INC.

MILWAUKEE, Wis. – January 16, 2009 – Rexnord LLC announced today that Zurn Industries, LLC, its wholly owned water management subsidiary, (“Zurn”), entered into a definitive agreement to acquire the stock of Fontaine-Alliance Inc. and affiliates (Fontaine) for a cash purchase price of $30 million Canadian dollars (CAD) (including the assumption of debt). The acquisition is expected to close in the first calendar quarter of 2009. Fontaine manufactures sluice gates and other engineered flow control products for the municipal water and wastewater markets. Fontaine is based in Magog, Quebec, Canada. Fontaine employs approximately 185 employees with annual sales of approximately $40 million CAD. Rexnord anticipates funding the acquisition from existing cash balances and/or its existing credit facilities.

Fontaine will expand Rexnord’s strategic water management platform, which was created with the company’s acquisition of Zurn in February, 2007. The acquisition further expands Zurn’s presence in the municipal water and wastewater markets, both domestically and internationally, along with providing a product offering that is complementary with Zurn’s recent acquisition of GA Industries, Inc, which closed in January 2008. Additional information about Fontaine is available at www.hfontaine.com.

Alex P. Marini, President and CEO of Rexnord’s Water Management Group, said, “We are extremely pleased with the acquisition of Fontaine. Fontaine is a well-managed company with a strong brand name.”

Andre Fontaine, CEO of Fontaine-Alliance Inc. stated, “The merger provides Fontaine the opportunity to grow in our markets even further by leveraging the size and performance of Rexnord and Zurn. We are excited to be part of Rexnord’s Water Management business, which will greatly enhance the scope of products available to our customers.”

Bob Hitt, President and Chief Executive Officer of Rexnord LLC, said, “The addition of Fontaine serves as a complement to our existing water management business, and also strengthens our dedication to expanding valuable components of our water management platform.”

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About Rexnord LLC

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management, with approximately 6,800 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, industrial chain, and special components. Rexnord’s water management products are sold primarily under the Zurn, Wilkins, GA and Rodney Hunt brand names, and include specification drainage, water control, PEX, commercial brass, and valve products. Additional information about the company can be found at www.rexnord.com and www.zurn.com.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing and competitive and technological factors, among others, as set forth in our SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law. Although we believe this acquisition will occur, there can be no assurance regarding the successful completion of the acquisition.

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